Exhibit 10.4
Without Prejudice and Subject to Contract
SEPARATION AGREEMENT
between
BELMOND LTD.
and
BELMOND (UK) LIMITED
and
JOHN MARCY SCOTT III

TABLE OF CONTENTS

1	INTERPRETATION 1

2	TERMINATION AND ARRANGEMENTS PRIOR TO TERMINATION 2

3	UK COMPANY’S OBLIGATIONS 3

4	EMPLOYEE’S OBLIGATIONS 4

5	WAIVER OF CLAIMS 6

6	CONFIDENTIALITY 8

7	SUBJECT TO CONTRACT AND WITHOUT PREJUDICE 9

8	ENTIRE AGREEMENT AND PREVIOUS CONTRACTS 9

9	VARIATION 9

10	COUNTERPARTS 10

11	THIRD PARTY RIGHTS 10

12	GOVERNING LAW AND JURISDICTION 10

SCHEDULE 1 CLAIMS	11

SCHEDULE 2 ADVISER’S CERTIFICATE	14

SCHEDULE 3 RESIGNATION LETTER	15

SCHEDULE 4 REFERENCE	16

i

THIS AGREEMENT is made on 20 September 2015 between the following parties:

(1)	BELMOND LTD., a company registered in Bermuda with its registered office at Canon’s Court, 22 Victoria Street, Hamilton, HM12 Bermuda (the “Parent Company”);

(2)
BELMOND (UK) LIMITED incorporated and registered in England and Wales with registered number 00946687 whose registered office is at 1st Floor, Shackleton House, 4 Battle Bridge Lane, London SE1 2HP (the “UK Company”); and

(3)	JOHN MARCY SCOTT III of 1 Clifton Hill, St John’s Wood, London NW8 0QE (the “Employee”).
WHEREAS

(A)
The Employee has been employed since 8 November 2012 as President and Chief Executive Officer of the UK Company and the Parent Company under a service agreement dated 8 November 2012 (the “Service Agreement”).

(B)	The Employee’s employment with the UK Company will terminate on the Termination Date (as defined below).

(C)
The parties are entering into this Agreement to record and implement the terms on which they have agreed to settle any claims which the Employee has or may have in connection with his employment or its termination or otherwise against the UK Company or any Group Company (as defined below) or any of its or their directors, officers and/or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement, and including, in particular, any statutory complaints which the Employee has raised or raises in this Agreement.

(D)	The parties intend this Agreement to be an effective waiver of any such claims and to satisfy the conditions in relation to compromise and/or settlement agreements in the relevant legislation.

(E)
The Parent Company and UK Company are entering into this Agreement for themselves and as agents and trustees for all other Group Companies. It is the parties’ intention that each Group Company and each of their directors, officers and/or employees should be able to enforce any rights they have under this Agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

AGREED TERMS

1	INTERPRETATION

1.1	The definitions in this clause apply in this Agreement.
“Adviser” means Helen Farr of Fox Williams LLP.
“Confidential Information” means information (whether or not recorded in documentary form or stored on any magnetic or optical disk or memory) relating to the business, products, affairs, market position, employees and finances of the UK Company or any Group Company for the time being confidential to the UK Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the UK Company or any Group Company or any of its or their business contacts.
“Copies” means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.
“Group Company” means the UK Company, the Parent Company, any company of which the Company or the Parent Company is a Subsidiary (its holding company) and any Subsidiaries of the UK Company or the Parent Company or of any such holding company, and any joint venture in which such a Subsidiary holds at least a 30% equity interest, and “Group” shall be construed accordingly.

“HMRC” means Her Majesty’s Revenue & Customs and, where relevant, any predecessor body which carried out part of its functions.
“Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Employee’s employment or its termination under this Agreement other than as expressly set out in this Agreement or any documents referred to in it.
“Subsidiary” means in relation to a company (a holding company) a subsidiary as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee and any other company which is a subsidiary (as so defined) of a company which itself is a subsidiary of such a holding company.
“Termination Date” means 20 September 2015.

1.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	A reference to one gender includes a reference to the other gender.

1.5	The recitals form part of this Agreement and should be taken into account for the purposes of its construction and interpretation.

1.6	The schedules to this Agreement form part of (and are incorporated into) this Agreement.

2	TERMINATION AND ARRANGEMENTS PRIOR TO TERMINATION

2.1
Subject to the other provisions of this Agreement, the Employee accepts and confirms that his employment with the UK Company (and any other Group Companies) shall terminate with immediate effect on the Termination Date.

2.2	The UK Company shall:

(a)	pay the Employee his salary through the Termination Date in the usual way; and

(b)
provide the contractual benefits as set out in the Service Agreement to the Employee (namely personal accident insurance, private medical expenses insurance, life assurance, and permanent health insurance coverage, employer pension contributions (if applicable) and his Expatriate Allowance (as defined in the Service Agreement), in the usual way through the Termination Date but not, for the avoidance of doubt, any bonus payments.

2.3
The Employee confirms that he shall submit his expenses claims (if any) prepared in the usual way no later than five business days after the Termination Date and the UK Company shall reimburse the Employee for any such expenses properly incurred prior to the Termination Date in the usual way.

3	UK COMPANY’S OBLIGATIONS

3.1
Subject to and conditional on the Employee continuing to comply with the terms of this Agreement, the UK Company shall, on the next available payroll date following the expiry of the revocation period referred to in clause 5.2, provided that on such date (i) the UK Company is in receipt of a copy of this Agreement signed by the Employee (provided that the Employee has not revoked this Agreement during the seven day revocation period) and (ii) the UK Company is in receipt of a copy of a signed letter from the Adviser in the form set out in Schedule 2 in respect of this Agreement (the “Adviser’s Certificate”), pay to the Employee, as compensation for the loss of his employment and loss of office, the sum of US$2,791,650 (to be converted by the UK Company into (and paid in) Pounds Sterling) (the “Termination Payment”) less any amount to be deducted by the UK Company pursuant to clause 3.2 (and less such deductions for tax, employee’s national insurance contributions and other withholdings as the UK Company is required to make).

3.2
With respect to the deferred share award that was granted to the Employee pursuant to clause 6 of the Service Agreement and the Orient-Express Hotels’ 2009 Share Award and Incentive Plan (the “LTIP”) and set forth in the notice of deferred share award to the Employee dated 8 November 2012 (the “Award”), 110,000 unvested shares under the Award shall accelerate and become vested as of the Termination Date and paid in accordance with the section entitled ‘Payment’ in the Award, subject to and in accordance with the LTIP rules and the terms of the Award. For the avoidance of doubt, (i) the UK Company may deduct from the Termination Payment a sum equal to the amount of withholdings for applicable taxes and social security contributions (including national insurance contributions) required to be made in connection with the vesting of these 110,000 shares and (ii) all other outstanding unvested equity awards under the LTIP that are held by Employee as of the Termination Date shall be forfeited.

3.3
The deductions for tax and other statutory deductions to be made from the payment at clause 3.1 by the UK Company and/or any relevant Group Company shall be made as legally required under United Kingdom tax laws. The Employee hereby agrees to be responsible for the payment of any tax, national insurance contributions and other statutory deductions as required by the law of other jurisdictions in respect of all and any part of the payment referred to in clause 3.1 and to indemnify each and every Group Company (and to keep each and every Group Company indemnified on a continuing basis) against all liabilities to taxation, employee’s national insurance contributions and/or statutory deductions including any interest, fines, penalties, surcharges, costs and expenses (the “Excess Tax”) which they may incur under the law of any or all such other jurisdictions in respect of all and any part of the payment referred to in clause 3.1.

3.4
Before making any further payment of tax, Excess Tax or other statutory deductions in relation to payment referred to in clause 3.1, the UK Company will inform the Employee as soon as reasonably possible of the body claiming that the payment is due, provide the Employee with all documentation relating to the claim as soon as is reasonably practicable and consult with the Employee regarding any response to such claim.

3.5
The UK Company shall reimburse any expenses incurred by the Employee as a consequence of complying with his obligations under clause 4.7, provided that such expenses are approved in advance by the UK Company and provided that the Employee provides such evidence of such expenses as the UK Company may reasonably require.

3.6
Subject to and conditional on the Employee continuing to comply with the terms of this Agreement, the UK Company shall offer to the Employee, for the period of six months following the Termination Date, the best available commercial rate for accommodation at the following Group hotels: The Belmond Mount Nelson Hotel, Cape Town, South Africa; the three Belmond safari camps in the Okavango Delta, Chobe National Park, and Moremi Reserve, in each case in Botswana; and Reid’s Palace, Madeira.

3.7	The UK Company shall pay:

(a)
50 per cent. of the Employee’s reasonable US legal fees incurred by the Employee in obtaining advice regarding the termination of the Employee’s employment with the Group, including (without limitation) on the terms of this Agreement, following receipt by the UK Company of an invoice from Gardere Wynne Sewell LLP, such invoice to be addressed to the Employee but marked payable by the UK Company and sent to the UK Company ℅ Ivor Gwilliams, Esq, Weil, Gotshal & Manges, 110 Fetter Lane, London EC4A 1AY; and

(b)
50 per cent of the Employee’s reasonable UK legal fees plus VAT incurred by the Employee in obtaining advice regarding the termination of the Employee’s employment with the Group, including (without limitation) on the terms of this Agreement, following receipt by the UK Company of an invoice from the Employee’s Adviser, such invoice to be addressed to the Employee but marked payable by the UK Company and sent to the UK Company ℅ Ivor Gwilliams, Esq, Weil, Gotshal & Manges, 110 Fetter Lane, London EC4A 1AY.

4	EMPLOYEE’S OBLIGATIONS

4.1
The Employee acknowledges that, notwithstanding the termination of his employment with the UK Company on the Termination Date, clause 17 (concerning intellectual property), clause 21 (concerning restraint on activities and confidentiality) and clause 22 (concerning post-termination covenants), in each case of the Service Agreement, shall continue to apply after the Termination Date, save that in consideration for the waiver at clause 5 of this Agreement the UK Company agrees for itself and for each Group Company that it will no longer have any, and will not enforce or attempt to enforce any, rights against the Employee in relation to the non-compete at clause 22.2(d) of the Service Agreement after the Termination Date.

4.2	The Employee warrants and represents that on the Termination Date he shall return to the UK Company:

(a)	all Confidential Information and Copies;

(b)
all property belonging to the UK Company and/or any Group Company including (but not limited to) any computer, laptop, tablet, mobile phone, security pass, keys, credit cards (subject to clause 4.3); and

(c)
all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, complied or acquired by him during his employment with the UK Company or relating to the business or affairs of the UK Company any Group Company or their business contracts in the Employee’s possession or under his control save that the Employee shall be entitled to retain any personal papers, documents and records relating to the terms of the Employee’s employment with the UK Company, including the Employee’s annual basic salary and other benefits and any rights of the Employee to participate in, and the terms and conditions of, any annual bonus or other incentive scheme, including the LTIP or share option scheme, and any similar such papers, documents and records that relate to the Employee’s employment with the UK Company.

4.3
The Employee warrants and represents that he has returned, or will as soon as reasonably practicable and in any event by Friday 25 September 2015 return, the laptop computer, iPad and iPhone belonging to the Group that he has been using and any other electronic device belonging to the Group in his possession or control (the “Group Devices”) to the UK Company (by leaving the Group Devices in his office at the Group’s London offices). The UK Company shall (or shall procure that) all Group information stored on the Group Devices (and any software licensed to the Group on such Group Devices) shall be removed from such Group Devices, as soon as reasonably practicable, following which the UK Company will return to the Employee (at an address in the UK or the United States to be notified by the Employee to the UK Company) the laptop computer, iPad and iPhone and transfer the ownership of such items to the Employee. The UK Company will aim to avoid damaging or deleting any personal information belonging to the Employee stored on the Group Devices provided, however, that the UK Company shall not be liable for any such damage or deletion caused inadvertently by the UK Company. The Employee warrants and represents that there is no other information belonging to the Group stored on any other device in his possession or control other than the Group Devices. If the Employee discovers subsequently that he has further information belonging to the Group stored on any other device in his possession or control, he shall as soon as practicable notify the UK Company of the same and make arrangements with the UK Company for such information to be irretrievably deleted from such devices and/or transferred to the UK Company under the direction of the UK Company.

4.4	The Employee shall, if requested to do so by the UK Company, provide a signed statement that he has complied fully with his obligations under clauses 4.2 and 4.3.

4.5	The Employee:

(a)
shall (if he has not already done so) on the date of this Agreement but with effect from the Termination Date resign from any office of any Group Company including his positions as the President and Chief Executive Officer and Director for each of the Parent Company and the UK Company by executing and delivering to the UK Company a resignation letter in the form (or substantially in the form) of the resignation letter attached at Schedule 3 of this Agreement and undertakes that if it transpires that, for any reason, he has not resigned from such office with effect from the Termination Date, he shall resign from all and any such office and shall execute such other documents and/or instruments and do any such thing as the UK Company may reasonably require to give effect to this clause 4.5; and

(b)
irrevocably appoints the UK Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name in order to give the UK Company (or its nominee) the full benefit of the provisions of clause 4.5(a).

4.6	The Employee warrants and represents to the UK Company that so far as he is aware:

(c)	he has not at any time done or failed to do anything which amounts or amounted to; and

(d)	there are no circumstances of which he is aware or ought reasonably to be aware which amount to, a repudiatory breach of any express or implied term of his employment which would (or would have) entitled the UK Company to terminate his employment without notice or payment in lieu of notice.

4.7
Subject to the provisions of clause 3.5, the Employee agrees to make himself reasonably available to, and to cooperate with, the Group or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings at any time up to and after the Termination Date. The Employee acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Group.

4.8
The Employee acknowledges that, save as provided in this Agreement and without prejudice to the Employee’s rights referred to in clause 3.2, he is not entitled to any compensation for the loss of any rights or benefits under any share, share option, bonus, long-term incentive plan or other profit sharing scheme operated by the UK Company or any Group Company in which he may have participated.

4.9
The Employee will not submit any grievances to the UK Company in relation to his employment or its termination or otherwise and the Employee confirms that he has not and will not make a data subject access request to the UK Company and/or any Group Company and/or any of its or their directors, officers and/or employees and that he has not and will not make any claims or complaints about the UK Company and/or any Group Company and/or any of its or their directors, officers and/or employees under the Data Protection Act 1998. The Employee further relinquishes and agrees not to pursue either any grievance which may have been raised by him and/or any subject access request outstanding as at the date of this Agreement and/or any claims or complaints about the UK Company and/or any Group Company and/or any of its or their directors, officers and/or employees and that all such grievances and/or requests and/or claims or complaints shall be deemed to have been withdrawn by the Employee as at the date of this Agreement.

4.10
The Employee shall provide such assistance as is reasonably required by the UK Company and any Group Company in relation to the business of the Group in order to effect an orderly transition of the Employee’s responsibilities to the Group’s new President and Chief Executive Officer.

5	WAIVER OF CLAIMS

5.1
The Employee agrees that the terms of this Agreement are offered by the UK Company without any admission of liability on the part of the UK Company and are in full and final settlement of all and any claims or rights of action that the Employee has or may have against the UK Company or any Group Company or any of its or their directors, officers and/or employees arising out of his employment with the UK Company, his directorships with any Group Company or its or their termination or otherwise, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this Agreement in any jurisdiction and including but not limited to the claims specified in Part A of Schedule 1 and Part B of Schedule 1 (each of which are hereby intimated and waived) but excluding:

(d)	any personal injury claims of which the Employee is not aware at the date of this Agreement and could not reasonably be expected to be aware;

(e)	any claim in respect of accrued pension rights; and

(f)
any claim for payments and/or benefits due to him under this Agreement and/or to enforce the terms of this Agreement including (but not limited to) the Employee’s rights relating to the rights referred to at clause 3.2.

5.2
The Employee also specifically acknowledges that he is knowingly and voluntarily waiving and releasing any rights or claims that he has or may have under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §§621-634, as amended (“ADEA”). In accordance with the ADEA, the UK Company specifically advises the Employee that, and the Employee acknowledges that he has been advised in writing that: (1) his waiver and release under this clause do not apply to any rights or claims that may arise on or after the date the Employee signs this Agreement, (2) he has had the opportunity to consult with any attorney or other advisor of his choice before signing this Agreement, and is hereby advised to do so if he so chooses, (3) he has twenty-one (21) days to consider this Agreement (although he may execute this Agreement earlier), (4) he has seven (7) days after signing this Agreement to revoke this Agreement, and (5) this Agreement shall not be effective until the date upon which the revocation period has expired without the Employee having revoked, which shall be the eighth day after the Employee executes this Agreement. The Employee acknowledges that any revocation of this Agreement must be received by the UK Company within the seven day revocation period.

5.3	The Employee warrants that:

(a)
before entering into this Agreement he received independent advice from the Adviser as to the terms and effect of this Agreement under the laws of England and Wales (excluding clause 5.2 and paragraph 43 of Schedule 1) and, in particular, on its effect on his ability to pursue any complaint under the laws of England and Wales before an employment tribunal or other court in England and Wales;

(b)
the Adviser has confirmed to the Employee that she is a solicitor of the Senior Courts of England and Wales who holds a current practising certificate and that her firm has a policy of insurance or an indemnity provided for members of a profession or professional body in force covering the risk of a claim by the Employee in respect of any loss arising in consequence of her advice regarding the laws of England and Wales;

(c)	the Adviser shall sign and deliver to the UK Company the Adviser’s Certificate;

(d)
before receiving the advice he disclosed to the Adviser all facts or circumstances of which he was aware that may give rise to a claim against the UK Company or any Group Company or any of its or their directors, officers and/or employees and that he is not aware of any other facts or circumstances that may give rise to any claim against the UK Company or any Group Company or any of its or their officers and/or employees other than those claims specified in clauses 5.1 and 5.2 and Schedule 1;

(e)
the only claims that he has or may have against the UK Company or any Group Company or any of its or their directors, officers and/or employees (whether at the time of entering into this Agreement or in the future) relating to his employment with the UK Company or its termination are specified in clauses 5.1 and 5.2 and Schedule 1; and

(f)	he is not aware of any personal injury claim or claim in respect of accrued pension rights that he has or may have against the UK Company or any Group Company.
The Employee acknowledges that the UK Company acted in reliance on these warranties when entering into this Agreement.

5.4
The Employee acknowledges that the conditions relating to compromise agreements and/or settlement agreements contained in section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 147(3) of the Equality Act 2010, section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, paragraph 2 of schedule 3A of the Disability Discrimination Act 1995, section 203(3) of the Employment Rights Act 1996, Regulations 35(2) and 35(3) of the Working Time Regulations 1998, paragraph 2(2) of schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003,

paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, section 49(4) National Minimum Wage Act 1998, section 14 Employment Relations Act 1999; Regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Regulation 18 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, and paragraph 2(2) of schedule 5 of the Employment Equality (Age) Regulations 2006 have been satisfied and that the conditions set out in paragraphs 147(3)(c) and 147(3)(d) of the Equality Act 2010 are met.

5.5
The waivers in clauses 5.1 and 5.2 shall have effect irrespective of whether or not, at the date of this Agreement, the Employee is or could be aware of such claims or have such claims in his express contemplation (including such claims of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).

5.6
The Employee agrees that, except for the payments referred to in clauses 2.2, 2.3 and  3.1 and subject always to his rights in relation to the Employee’s rights at clause 3.2, the Employee shall not be eligible for any further payment and/or benefit from the UK Company or from any Group Company relating to his employment or its termination or otherwise and without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme or grant of equity interest, or to any other benefit, payment or award he may have received where his employment not to terminate on the Termination Date.

5.7
Following the Termination Date, the Employee will continue to be entitled to the benefit of the provisions of the Indemnification Agreement between the Parent Company (then known as Orient-Express Hotels Ltd.) and the Employee dated 8 November 2012, subject to and in accordance with its terms.

5.8
The UK Company confirms that (to the fullest extent permitted by applicable law) the terms of this Agreement are in full and final settlement of all and any claims or rights of action that the UK Company or the Parent Company, or (to the extent controlled by the UK Company or the Parent Company and to the extent feasible) any of the Group Companies, have against the Employee arising out of his employment with the UK Company and/or his directorships and/or officer positions with any Group Company to the extent only that they arise from or relate to facts known to the UK Company or the Parent Company as at the date of this Agreement, whether under common law, contract, statute or otherwise, but excluding any claim arising out of or in relation to the Employee’s wilful misconduct, gross negligence and/or fraud and/or any other act or omission amounting to gross misconduct that would (if known to the UK Company at the relevant time) have entitled the UK Company to summarily dismiss the Employee from his employment with the UK Company.

6	CONFIDENTIALITY

6.1
The Employee acknowledges that, as a result of his employment, he has had (and shall, from the date of this Agreement until the Termination Date, continue to have) access to Confidential Information. Without prejudice to his common law duties and any other contractual duties and in consideration of the non-financial obligations of the UK Company set out in this Agreement, the Employee shall not (except as authorised or required by law or as authorised by the UK Company) at any time after the Termination Date:

(a)	use any Confidential Information; or

(b)	make or use any Copies; or

(c)	disclose any Confidential Information to any person, company or other organisation whatsoever, provided that the restriction in this clause 6.1 shall not apply to any Confidential Information which is in the public domain other than through the Employee’s unauthorised disclosure; any disclosure or use of information which was known to, or in the possession of, the Employee prior to his receipt of such information of the UK Company or any Group Company whenever so received; any disclosure or use of information which has been conceived or generated by the Employee independently of any information or materials received or required by the Employee from the UK

Company or any Group Company; any disclosure or use authorised in writing by the board of directors of the Parent Company or required by applicable US securities law or regulations, by any stock exchange rules, by any other applicable laws or regulations, including, without limitation, to any disclosure required for patent purposes, or by order or subpoena or any government or regulatory authority or court; provided that (with respect to the last type of permitted disclosure) the Employee promptly notifies the UK Company when any such disclosure requirement arises to enable the UK Company (at its expense) to take such action as it deems necessary, including, without limitation, to seek an appropriate protective order and/or make known to the appropriate governmental or regulatory authority or court the proprietary nature of the Confidential Information and make any applicable claim of confidentiality with respect to hereto. For the avoidance of doubt, nothing in this Agreement, including but not limited to this clause 6, prohibits the Employee from providing truthful information to any governmental agency or entity (including, but not limited to, the Equal Opportunity Commission, the National Labor Relations Board, the United States Congress, or any agency Inspector General) or court or arbitrator, testifying truthfully under oath, as required by law, or making other disclosures that are protected under the whistleblower provisions of United States federal, state or local law or regulation. The restriction in this clause 6 shall not apply so as to prevent the Employee from using his own personal skill, experience and knowledge in any business in which he may be lawfully engaged after the Termination Date.

6.2	The Employee will (if he has not already) be given a reasonable opportunity to comment on the contents of an external announcement concerning the departure of the Employee from the Group.

6.3
On receipt of a written request from a potential employer of the Employee, the UK Company shall provide a reference in the form set out in Schedule 4 to this Agreement, subject to any material factors coming to light that would cause the UK Company in its reasonable opinion to conclude that the reference in Schedule 4 would be untrue, misleading or would omit material facts.

7	SUBJECT TO CONTRACT AND WITHOUT PREJUDICE
Notwithstanding that this Agreement is marked “without prejudice and subject to contract”, it will, when dated and signed by both parties and accompanied by the duly executed Adviser’s Certificate become an open and binding agreement.

8	ENTIRE AGREEMENT AND PREVIOUS CONTRACTS

8.1	Each party on behalf of itself and (in the case of the UK Company, as agent for any Group Companies) acknowledges and agrees with the other party that:

(c)
this Agreement together with any documents referred to in it constitutes the entire agreement and understanding between the Employee and the UK Company and any Group Company and supersedes any previous agreement between them relating to the termination of the Employee’s employment by the UK Company (and such previous agreements (if any) shall be deemed to have been terminated by mutual consent with effect on the date of this Agreement);

(d)	in entering into this Agreement neither the Employee nor the UK Company nor any Group Company has relied on any Pre-Contractual Statement; and

(e)
the only remedy available to either party for breach of this Agreement shall be for breach of contract under the terms of this Agreement and neither party shall have any right of action against the other party in respect of any Pre-Contractual Statement.

8.2	Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

9	VARIATION
No variation of this Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the parties.

10	COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

11	THIRD PARTY RIGHTS
No person or company (other than any Group Company and any of its or their directors, officers and/or employees) shall have any rights under the Contracts (Rights of Third Parties) Act 1999. The terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any third party.

12	GOVERNING LAW AND JURISDICTION

12.1
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

12.2
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

SCHEDULE 1
CLAIMS
Part A

1	Any claim for wrongful dismissal or any other claim for breach of contract;

2	any claim for a statutory redundancy payment pursuant to sections 135 and/or 163 of the Employment Rights Act 1996;

3	any claim for unfair dismissal under Part X of the Employment Rights Act 1996;

4
any claim arising out of a contravention or an alleged contravention of Part II of the Employment Rights Act 1996 (protection of wages including any claim for unlawful deduction from wages pursuant to sections 13 and/or 23 Employment Rights Act 1996);

5	any claim in relation to the right for written statement of reasons for dismissal pursuant to sections 92 and/or 93 of the Employment Rights Act 1996;
Part B

6	any claim pursuant to section 2 of the Equal Pay Act 1970 and/or sections 120 and 127 of the Equality Act 2010;

7	any claim in relation to the right to employment particulars and/or an itemised pay statement pursuant to sections 1, 8 and/or 11 of the Employment Rights Act 1996;

8	any claim in relation to protection from suffering detriment in employment pursuant to Part V of the Employment Rights Act 1996 or under section 55 of the Pensions Act 2008;

9	any claim in relation to exercising the right to time off work pursuant to Part VI and Part VIA of the Employment Rights Act 1996;

10	any claim in relation to suspension from work pursuant to Part VII of the Employment Rights Act 1996;

11	any claim in relation to parental leave rights pursuant to the Employment Rights Act 1996;

12	any claim in relation to the right to request contract variation for flexible working pursuant to sections 80 and/or 80H of the Employment Rights Act 1996;

13
any claim arising out of a contravention or alleged contravention of the Trade Union and Labour Relations (Consolidation) Act 1992 as specified in section 18(1)(b) of the Employment Tribunals Act 1996 (excluding a claim for non-compliance of section 188);

14
any claim relating to direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 and/or any claim pursuant to section 63 of the Sex Discrimination Act 1975 (discrimination, harassment and victimisation on the grounds of sex, marital status, gender re-assignment or civil partnership status);

15
any claim relating to direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010 and/or any claim pursuant to section 54 of the Race Relations Act 1976 (discrimination, harassment and victimisation on the grounds of colour, race, nationality or ethnic or national origin);

16
any claim for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or direct discrimination, harassment or victimisation related to disability, disability-related discrimination or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;

17	any claim under the articles in Schedule 1 of the Human Rights Act 1998;

18	any claim pursuant to Regulation 30 Working Time Regulations 1998 (working time or holiday pay);

19	any claim under the National Minimum Wage Act 1998;

20	any claim under section 11 of the Employment Relations Act 1999;

21	any claim under or related to the Maternity and Parental Leave, etc. Regulations 1999;

22	any claim pursuant to Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (discrimination on the grounds of part time status);

23
any claim relating to direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or any claim pursuant to Regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003 (discrimination, harassment on grounds of sexual orientation);

24
any claim relating to direct or indirect discrimination, harassment or victimisation related to religion or belief, under section 120 of the Equality Act 2010 and/or any claim pursuant to Regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003 (discrimination and harassment on grounds of religion or belief);

25	any claim pursuant to Regulation 29 or Regulation 33 of the Information and Consultation of Employees Regulations 2004;

26	any claim under section 47B of the Employment Rights Act 1996;

27
any claim relating to direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or any claim pursuant to Regulation 36 or paragraphs 11 and 12 of Schedule 6 of the Employment Equality (Age) Regulations 2006;

28
any claim in relation to failure to elect appropriate representatives or inform or consult or any entitlement to compensation under the Transfer of Undertaking (Protection of Employment) Regulations 2006;

29	any claim under any provision of directly applicable European law or arising as a consequence of the United Kingdom’s membership of the European Union;

30	any claim in respect of harassment under the Protection from Harassment Act 1997;

31
any claim pursuant to section 120 of the Equality Act 2010 arising from any act of direct discrimination as described at section 13 of the Equality Act 2010 because of a protected characteristic listed at section 4 of the Equality Act 2010;

32	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of combined discrimination as described at section 14 of the Equality Act 2010;

33	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of indirect discrimination as described at section 19 of the Equality Act 2010;

34	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of harassment as described at section 26 of the Equality Act 2010;

35	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of victimisation as described at section 27 of the Equality Act 2010;

36	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of discrimination as described at sections 16, 17 and 18 of the Equality Act 2010;

37
any claim in respect of the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to detriment under regulations 5, 12, 13 and 17(2) of the Agency Workings Regulations 2010;

38	any claim under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

39	any claim under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

40	any claim relating to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;

41
any claim for personal injury or illness, including psychiatric illness and occupational stress, of which the Employee is not aware and could not reasonably be expected to be aware as at the date of this Agreement;

42	any claim for failure to comply with obligations under the Data Protection Act 1998; and

43
any and all claims arising out of or relating to your employment by the UK Company and any Group Company or the termination of such employment, including but not limited to claims for wrongful discharge, breach of contract, fraud, misrepresentation, tort, defamation, wages, benefits, discrimination, harassment and/or retaliation, and any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1992, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act and the Equal Pay Act, and any other United States federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise.

SCHEDULE 2
ADVISER’S CERTIFICATE
[ON HEADED NOTEPAPER OF ADVISER]

Strictly Private & Confidential – Addressee Only    ……….. September 2015
For the attention of: Roland Hernandez
Chairman of the Board of Directors
Belmond Ltd.
℅ Weil, Gotshal & Manges
110 Fetter Lane
London EC4A 1AY

Dear Sirs
I am writing in connection with the separation agreement between my client, John Marcy Scott III (the “Employee”) and Belmond Ltd. (the “Parent Company”) and Belmond (UK) Limited (the “UK Company”) of 20 September 2015 (the “Agreement”) to confirm that:

1	I, Helen Farr of Fox Williams LLP, am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate issued by the Solicitors Regulation Authority.

2
I have given the Employee legal advice on the terms and effect of the Agreement, other than clause 5.2 and paragraph 43 of Schedule 1 of the Agreement, in accordance with the Laws of England and Wales and, in particular, its effect upon his ability to pursue his rights under the laws of England and Wales before an employment tribunal.

3	I gave the advice to the Employee as a relevant independent adviser within the meaning of the acts and regulations referred to in clause 5.4 of the Agreement.

4
There is now in force (and was in force at the time I gave the advice referred to above), a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by in respect of loss arising in consequence of the advice I have given the Employee.

5	Neither myself nor Fox Williams LLP acted for the UK Company or the Parent Company in relation to the termination of the Employee’s employment with the UK Company or the Agreement.
Yours faithfully

Helen Farr
Fox Williams LLP

SCHEDULE 3
RESIGNATION LETTER

To:    The directors of the following companies registered in England and Wales:
Belmond (UK) Limited
and the following company registered in Bermuda:
Belmond Ltd.
20 September 2015

Dear Sirs
I hereby resign as a director of each of the companies referred to above (and any other Group Company) with effect from 20 September 2015.
“Group Company” means the UK Company, the Parent Company any company of which the UK Company or the Parent Company is a Subsidiary (its holding company) and any Subsidiaries of the UK Company or the Parent Company or of any such holding company (“Subsidiary” meaning in relation to a company (a holding company) a subsidiary as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee and any other company which is a subsidiary (as so defined) of a company which itself is a subsidiary of such a holding company).
Yours faithfully

/s/ John Marcy Scott III
John Marcy Scott III

SCHEDULE 4
REFERENCE

John Scott was President and Chief Executive Officer and a director of Belmond Ltd. from November 8, 2012 until September 20, 2015. During his nearly three years as CEO, John led Belmond through a period of significant progress, including rationalizing our portfolio, reducing costs, and developing our growth strategy. Under John, Belmond led a comprehensive rebranding effort, reinvested in core properties, strengthened its portfolio and enhanced its financial position, establishing a solid platform for the Company.

IN WITNESS whereof this Agreement has been executed and delivered as a deed on the date first above written.

SIGNED and DELIVERED    )
as a DEED by Richard M. Levine    )    /s/ Richard M. Levine
for and on behalf of    )    Executive Vice President, Chief Legal Officer
BELMOND LTD.    )
in the presence of:
Name of witness:    /s/
Signature of witness:
Address of witness:

Occupation of witness:

SIGNED and DELIVERED    )
as a DEED by Martin O’Grady    )    /s/ Martin O'Grady
for and on behalf of    )    Director
BELMOND (UK) LIMITED     )
in the presence of:
Name of witness:    /s/
Signature of witness:
Address of witness:

Occupation of witness:

SIGNED and DELIVERED    )
as a DEED by    )
JOHN MARCY SCOTT III    )    /s/ John Marcy Scott III
in the presence of:
Name of witness:    /s/
Signature of witness:
Address of witness:

Occupation of witness: